Exhibit 99.1

For Release October 15, 2014	Contact:
4:01 pm	Dave Mossberg
Three Part Advisors, LLC
Tel: 817-310-0051

MICROFINANCIAL INCORPORATED ANNOUNCES
THIRD QUARTER 2014 RESULTS

Burlington, MA – October 15, 2014 -- MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the third quarter and the nine months ended September 30, 2014.

Quarterly Highlights:

•	Net income increased by 11.9% to $2.9 million or $0.20 per diluted share based upon 14,735,988 shares as compared to the same period last year;

•	Cash received from customers was $36.1 million or $2.45 per diluted share which represents an increase of 6.0% as compared to the same period last year;

•	Revenue increased by 3.1% to $16.2 million as compared to the same period last year;

•	Originations increased by 25.8% to $29.7 million as compared to $23.6 million in the same period last year; and

•	The Company paid a cash dividend of $0.07 per share.

Third Quarter Results:

Net income for the quarter ended September 30, 2014 was $2.9 million or $0.20 per diluted share based upon 14,735,988 shares, compared to net income of $2.6 million, or $0.18 per diluted share based upon 14,744,158 shares, for the same period last year.

Revenue for the third quarter increased 3.1% to $16.2 million compared to $15.7 million for the same period in 2013, driven by growth in lease revenue, service contract revenue and fee income during the quarter. Revenue from leases was $10.5 million, up $0.2 million from the same period last year, service contract revenue was $0.4 million, up $0.2 million, and rental income was $2.7 million, flat as compared to the third quarter in 2013. Other revenue components contributed $2.6 million for the current quarter, up $0.1 million from the same period last year.

Total operating expenses for the current quarter remained flat at $11.4 million as compared to the third quarter of 2013. Selling, general and administrative expenses increased $0.3 million to $4.9 million as compared to the third quarter of last year due primarily to increases in compensation related expenses and bank service charges. Headcount as of September 30, 2014 was 166 as compared to 145 at the same date in 2013. The third quarter 2014 provision for credit losses declined to $4.3 million as compared to $4.8 million in the same period in 2013. During the third quarter, net charge-offs decreased to $3.9 million from $4.8 million in the same period in 2013. Depreciation and amortization expense increased $0.1 million to $1.5 million for the quarter due to an increase in the number of rental and service contracts currently being depreciated.

Cash received from customers in the third quarter increased 6.0% to $36.1 million compared to $34.0 million during the same period in 2013. New lease originations in the quarter increased by 25.8% to $29.7 million as compared to $23.6 million in the same period last year.

Year to Date Highlights:

•	Net income increased to $7.5 million or $0.51 per diluted share based on 14,738,190 shares which represents an increase of 2.4% as compared to the same period last year;

•	Cash received from customers was $105.8 million or $7.18 per diluted share which represents an increase of 8.1% as compared to the same period last year;

•	Revenue increased by 2.2% to $47.7 million as compared to the same period last year; and

•	Originations increased by 19.2% to $80.5 million as compared to $67.6 million in the same period last year.

Year to Date Results:

For the nine months ended September 30, 2014, net income increased by 2.4% to $7.5 million compared to net income of $7.3 million for the same period last year. Net income per diluted share year to date was $0.51 based on 14,738,190 shares compared to $0.49 based on 14,773,263 shares for the same period in 2013.

Year to date revenue for the nine months ended September 30, 2014 increased 2.2% to $47.7 million compared to $46.7 million during the same period in 2013. Revenue from leases was $30.7 million, down $0.2 million from the same period last year, service contract revenue was $1.1 million, up $0.5 million, and rental income was $8.2 million, up $0.4 million from the prior period. Other revenue components contributed $7.7 million year to date, up $0.3 million from the same period last year. New contract originations year to date were $80.5 million compared to $67.6 million through the same period last year.

Total operating expenses for the nine months ended September 30, 2014 increased 1.1% to $34.9 million compared to $34.5 million for the same period last year. Selling, general and administrative expenses increased by 4.3% or $0.6 million to $14.7 million primarily due to increases in compensation related expenses associated with increased headcount and increased bank service charges. The provision for credit losses decreased to $13.7 million for the nine months ended September 30, 2014, as compared to $14.4 million for the same period last year. Year to date net charge-offs increased to $14.3 million as compared to $12.9 million for the same period last year. Year to date cash from customers increased by 8.1% or $7.9 million to $105.8 million as compared to $97.9 million for the same period last year.

Richard Latour, President and Chief Executive Officer said, "We are very pleased with our overall performance through the first nine months of 2014. During this period, we have continued to see an increased demand for the products and services we offer. We realized a 21% increase in the number of lease applications processed for a total of 70,069 applications and a 20% increase in application dollars for a total of over $404 million. The number of contracts funded during the first nine months of 2014 increased to 16,624 representing $80.5 million which represents increases of approximately 17% and 19% over 2013 performance, respectively. Through September, we also increased the number of new vendor approvals for 2014 to a total of 1,108 which represents an increase of 40% over the 790 vendors approved over the same period in 2013.”

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$1,271	$2,246
Restricted cash	1,604	1,107
Net investment in leases:
Receivables due in installments	224,844	214,628
Estimated residual value	22,821	23,070
Initial direct costs	2,415	1,732
Less:
Advance lease payments and deposits	(2,974)	(3,010)
Unearned income	(60,536)	(58,772)
Allowance for credit losses	(14,857)	(15,379)
Net investment in leases	171,713	162,269

Investment in service contracts, net	2,862	2,058
Investment in rental contracts, net	961	1,059
Property and equipment, net	1,698	1,333
Other assets	2,207	2,980
Deferred income taxes net	1,604
Total assets	$183,920	$173,052

LIABILITIES AND STOCKHOLDERS' EQUITY

	September 30, 2014	December 31, 2013
Revolving line of credit	$85,526	$72,566
Accounts payable	3,629	2,993
Dividends payable	77	63
Other liabilities	1,684	2,272
Deferred income taxes	—	6,678
Total liabilities	90,916	84,572

Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at September 30, 2014 and December 31, 2013	—	—
Common stock, $.01par value; 25,000,000 shares authorized; 14,433,154 and 14,435,498 shares issued at September 30, 2014, and December 31, 2013, respectively	144	144
Additional paid-in capital	47,576	47,475
Retained earnings	45,284	40,861
Total stockholders' equity	93,004	88,480
Total liabilities and stockholders' equity	$183,920	$173,052

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Income on financing leases	$10,463	$10,303	$30,750	$30,866
Rental income	2,741	2,660	8,226	7,845
Income on service contracts	413	250	1,108	640
Loss and damage waiver fees	1,616	1,474	4,699	4,361
Service fees and other	1,002	1,056	2,948	3,000
Total Revenues	16,235	15,743	47,731	46,712

Expenses:
Selling, general and administrative	4,862	4,618	14,730	14,121
Provision for credit losses	4,318	4,790	13,743	14,414
Depreciation and amortization	1,454	1,355	4,319	3,970
Interest	750	679	2,111	2,009
Total Expenses	11,384	11,442	34,903	34,514

Income before provision for income taxes	4,851	4,301	12,828	12,198
Provision for income taxes	1,964	1,721	5,341	4,886
Net income	$2,887	$2,580	$7,487	$7,312

Net income per common share:
Basic	$0.20	$0.18	$0.52	$0.51
Diluted	$0.20	$0.18	$0.51	$0.49
Weighted-average shares:
Basic	14,431,592	14,433,695	14,427,695	14,469,077
Diluted	14,735,988	14,744,158	14,738,190	14,733,263

About the Company
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts.

Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.